Exhibit 4.2

DATED: NUMBER SHARES INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE CUSIP 299734 10 3 SEE REVERSE FOR CERTAIN DEFINITIONS C O M M O N S T O C K Evelo Biosciences, Inc. CHIEF FINANCIAL OFFICER PRESIDENT AND CHIEF EXECUTIVE OFFICER This Certifies That: is the owner of CS COUNTERSIGNED: BY: AUTHORIZED SIGNATURE FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF $0.001 PAR VALUE EACH OF Evelo Biosciences, Inc. transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate duly endorsed or assigned. This certificate and the shares represented hereby are subject to the laws of the State of Delaware, and to the Certificate of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers. SPECIMEN SPECIMEN SPECIMEN